Exhibit 4.25

SECOND AMENDMENT TO THE PROGRESSIVE CORPORATION

EXECUTIVE DEFERRED COMPENSATION TRUST

(November 8, 2002, Amendment and Restatement)

THIS SECOND AMENDMENT, dated and effective as of the first day of May, 2007, except as otherwise set forth herein, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (“Company”);

WITNESSETH:

WHEREAS, the Trustee and Company heretofore entered into a Trust Agreement dated November 8, 2002, with regard to The Progressive Corporation Executive Deferred Compensation Trust (the “Trust”); and

WHEREAS, Company has informed the Trustee that effective the close of business on May 1, 2007, the assets of the American Funds® Washington Mutual Investors Fundsm – Class A shall be frozen to new contributions and exchanges in; and

WHEREAS, Company now desires, and hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, effective the close of business on May 1, 2007, to redirect all participant contributions originally directed to the American Funds® Washington Mutual Investors Fundsm – Class A to the Vanguard Value Index Fund – Institutional Class. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this redirection directed by Company. Any variation from the procedure described herein may be instituted only at the express written direction of Company; and

WHEREAS, Company hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, effective the close of business on May 31, 2007, to liquidate all participant balances held in the American Funds® Washington Mutual Investors Fundsm – Class A at its net asset value on such day, and to invest the proceeds in the Vanguard Value Index Fund – Institutional Class at its net asset value on such day. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by Company. Any variation from the procedure described herein may be instituted only at the express written direction of Company; and

WHEREAS, the Trustee and Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Company hereby amend the Trust Agreement by:

(1)

Effective the close of business on May 1, 2007, amending the “investment options” section of Schedule “A” to delete the reference to “Washington Mutual Investors Fund – Class A” and replace it with “American Funds® Washington Mutual Investors Fundsm – Class A (frozen to new contributions and exchanges in).”

(2)	Effective the close of business on May 1, 2007, amending the “investment options” section of Schedule “A” to add the following:

•	Vanguard Value Index Fund—Institutional Class

•	Vanguard Growth Index Fund—Institutional Class

•	Vanguard Mid-Cap Index Fund—Institutional Class

•	Vanguard Total International Stock Index Fund – Investor Class

•	Vanguard Small-Cap Index Fund – Institutional Class

(3)	Effective the close of business on May 31, 2007, amending the “investment options” section of Schedule “A” to delete the following:

•	American Funds® Washington Mutual Investors Fundsm – Class A (frozen to new contributions and exchanges in)

IN WITNESS WHEREOF, the Trustee and Company have caused this Second Amendment to be executed by their duly authorized officers. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Trust Agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/Charles E. Jarrett	4/27/07	By:	/s/Stephanie Nick	5/9/07

	Authorized Signatory	Date		Authorized Signatory	Date